Exhibit 10.1
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 1st day of September, 2022, by and between BRE-BMR GROVE LLC, a Delaware limited liability company (“Landlord”), and Selecta Biosciences, Inc., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of July 23, 2019 (as the same may have been amended, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases approximately 25,078 rentable square feet of space on the first (1st) floor (the “Existing Premises”) of the building located at 65 Grove Street in Watertown, Massachusetts (the “Building”), all as more particularly described in the Existing Lease;
B.WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, an additional approximately 7,216 rentable square feet of space located on the first (1st) floor of the Building known as Suite 102 (the “Expansion Premises”), as more particularly shown on Exhibit A attached hereto and made a part hereof; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Expansion Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, as of the Expansion Premises Term Commencement Date (as defined below), the Expansion Premises, as shown on Exhibit A attached hereto, for use by Tenant in accordance with the Permitted Use and no other uses without Landlord’s prior written consent. Tenant’s leasing of the Expansion Premises shall be upon all of the same terms and conditions of the Lease applicable to the Existing Premises, except to the extent inconsistent with the provisions of this Amendment. From and after the Expansion Premises Term Commencement Date, all references to the “Premises,” as used in the Lease, shall mean the Existing Premises plus the Expansion Premises.
3.Expansion Premises Term Commencement Date. The term with respect to the Expansion Premises shall commence on the later of (i) date upon which Landlord delivers possession of the Expansion Premises as demised to Tenant, and (ii) September 1, 2022 (the “Expansion Premises Term Commencement Date”). Landlord estimates that the Expansion Premises Term Commencement Date will occur on September 1, 2022 (the “Estimated Term Commencement Date”); provided, however, that Tenant agrees that in the event such actual term commencement date has not occurred on or before such Estimated Term Commencement Date for any reason, then, (a) this Lease with respect to the Expansion Premises shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (c) Tenant shall not be responsible for the payment of any Annual Base Rent or Additional Rent with respect to the Expansion Premises until the actual Expansion Premises Rent

Commencement Date occurs. Tenant shall execute and deliver to Landlord a written acknowledgment of the Expansion Premises Term Commencement Date within ten (10) business days after the Expansion Premises Term Commencement Date, in substantially the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Expansion Premises Term Commencement Date, or Landlord’s or Tenant’s liability hereunder.
4.Expansion Premises Term. The term with respect to the Expansion Premises shall expire on May 24, 2028 (the “Expansion Term Expiration Date”), as the same may be further extended pursuant to the terms hereof (the “Expansion Premises Term”), and shall be coterminous with the term with respect to the Existing Premises. The term “Term” as used in the Lease shall refer to such term as defined under the Existing Lease for the Existing Premises or the Expansion Premises Term for the Expansion Premises, as the context so requires.
5.Base Rent for Expansion Premises. Tenant’s obligation to pay Base Rent for the Expansion Premises shall commence on the later of (i) the date that is two (2) months after the Expansion Premises Term Commencement Date and (ii) November 1, 2022 (such date, the “Expansion Premises Rent Commencement Date”). Monthly and annual installments of Base Rent for the Expansion Premises shall be as set forth in the table below and shall be paid in the same manner as set forth in the Existing Lease. Base Rent for the Expansion Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Expansion Premises Rent Commencement Date (the “Expansion Rent Adjustment Date”), and subsequent adjustments shall become effective on every successive annual anniversary of the Expansion Rent Adjustment Date for so long as this Lease with respect to the Expansion Premises continues in effect. The term “Lease Year” as used herein shall refer to a period of twelve (12) calendar months, with the first (1st) Lease Year commencing on the Expansion Premises Rent Commencement Date.

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent*
Lease Year 1	7,216	$98.00 annually	$58,930.67	$707,168.00
Lease Year 2	7,216	$100.94 annually	$60,698.59	$728,383.04
Lease Year 3	7,216	$103.97 annually	$62,520.63	$750,247.52
Lease Year 4	7,216	$107.09 annually	$64,396.79	$772,761.44
Lease Year 5	7,216	$110.30 annually	$66,327.07	$795924.80
Lease Year 6	7,216	$113.61 annually	$68,317.48	$819,809.76
*To be prorated for partial year.
6.Additional Rent for the Expansion Premises. Except as provided in this Section 6 with respect to Operating Expenses and the Property Management Fee, Tenant’s obligation to pay Additional Rent with respect to the Expansion Premises shall commence on the Expansion Premises Term Commencement Date. Notwithstanding the foregoing, Tenant shall not be responsible to pay Tenant’s Adjusted Share of Operating Expenses for any Operating Expenses or the Property Management Fee applicable solely to the Expansion Premises during the period between the Expansion Premises Term Commencement Date and the Expansion Premises Rent Commencement Date. Tenant’s obligation to pay Additional Rent with respect to the Existing Premises shall continue through the Term in accordance with the Lease.
7.Security Deposit. The Security Deposit set forth in Section 2.6 of the Existing Lease shall be increased by Two Hundred Twenty Thousand Seven Hundred and Ten Dollars ($220,710.00) (the “Additional Security Deposit”) to One Million Six Hundred Thousand Dollars ($1,600,000.00). For the

avoidance of doubt, the Additional Security Deposit shall be considered part of the Security Deposit for all purposes under the Lease. Tenant may deliver the Additional Security Deposit in the form of cash or an amendment to the existing L/C Security or a separate L/C Security, in either case, complying with Section 11.6 of the Existing Lease. Nothing herein shall modify Tenant rights under Section 11.7 of the Existing Lease, subject to Tenant’s compliance with the SD Reduction Obligation, to decrease the Security Deposit as of the third anniversary of the original Rent Commencement Date under the Existing Lease, except that the Reduced Security Deposit shall be One Million Three Hundred Eleven Thousand Three Hundred Eighty-Two Dollars ($1,311,382.00).
8.Pro Rata Shares. Effective as of the Expansion Premises Term Commencement Date, the table in Section 2.2 of the Existing Lease shall be deleted and replaced with the following table:

Definition or Provision	Means the Following (As of the Expansion Premises Term Commencement Date)
Approximate Rentable Area of Premises*	32,294 square feet
Approximate Rentable Area of Expansion Premises only	7,216 square feet
Approximate Rentable Area of Building	124,349 square feet
Tenant’s Pro Rata Share of Building	25.97%

9.Expansion Tenant Improvements. Tenant shall cause the work described in the Expansion TI Work Letter attached hereto as Exhibit B (the “Expansion Tenant Improvements”) to be constructed in the Premises at a cost to Landlord not to exceed Thirty Six Thousand and Eighty Dollars ($36,080.00) (based upon Five Dollars ($5.00) per square foot of Rentable Area of the Expansion Premises) (the “Expansion TI Allowance”). The Expansion TI Allowance may be applied to the costs of (m) construction, (n) project review by Landlord (which fee shall equal three percent (3%) of the Expansion TI Allowance), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Expansion Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures (including lab casework). In no event shall the Expansion TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Expansion TI Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Tenant shall have until twenty-four (24) months after the Expansion Premises Term Commencement Date (the “Expansion TI Deadline”) to submit Fund Requests (as defined in the Expansion TI Work Letter) to Landlord for disbursement of the unused portion of the Expansion TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. In no event shall any unused Expansion TI Allowance entitle Tenant to a credit against Rent payable under this Lease. Landlord shall have the right to review and approve the selection of the architect, engineer, general contractor and major subcontractors, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord may refuse to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas in Watertown, MA or Cambridge, MA.

10.Condition of Expansion Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Expansion Premises, the Building or the Project, or with respect to the suitability of the Expansion Premises, the Building or the Project for the conduct of Tenant’s business, except that the Expansion Premises have been decommissioned by the prior tenant in accordance with American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008). Tenant acknowledges that (a) it is fully familiar with the condition of the Expansion Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Expansion Premises Term Commencement Date, broom clean and free of any prior occupant(s) and such party’s property and (b) prior to the Expansion Premises Term Commencement Date, and subject to Landlord’s obligations expressly set forth elsewhere in this Amendment, Landlord shall have no obligation to alter, repair or otherwise prepare the Expansion Premises for Tenant’s occupancy or to pay for or construct any improvements to the Expansion Premises. Tenant’s taking of possession of the Expansion Premises shall, except as otherwise agreed to in this Amendment or in a separate writing by Landlord and Tenant, conclusively establish that the Expansion Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.
11.Option to Extend Term. Landlord and Tenant agree that the existing Option to extend the Term as set forth in Section 42 of the Existing Lease remains in full force and effect. For the avoidance of doubt, the Option shall apply to the entire Premises (and not less than the entire Premises), including the Expansion Premises.
12.Insurance. Notwithstanding anything to the contrary set forth in the Existing Lease, the liability insurance required to be purchased and maintained by Tenant and any of its contractors and subcontractors pursuant to the Lease shall name Landlord, BioMed Realty L.P., and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and Lenders (collectively with Landlord, the “Landlord Parties”) as additional insureds on their respective insurance policies.
13.Parking. In addition to the parking rights set forth in Section 13.4 of the Existing Lease, Tenant shall have a non-exclusive, irrevocable right to use an additional eighteen (18) parking spaces in the facilities serving the Building and the Project in common and on an unreserved basis with other tenants of the Building and the Project (i) during the Expansion Premises Term at no additional cost and (ii) upon the commencement of any Option term, at a cost equal to fair market rent, as determined by Landlord from time to time, per parking space per month, which Tenant shall pay simultaneously with payments of Base Rent as Additional Rent. The parking rights granted to Tenant in this Section 13 shall be on the same terms and conditions applicable to reserved and unreserved spaces set forth in the Existing Lease.
14.Broker. The parties represent and warrant to each other that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CBRE, Inc. (“Broker”), and agrees to reimburse, indemnify, save, defend (at the other party’s option and with counsel reasonably acceptable to it, at the indemnitor’s sole cost and expense) and hold harmless the other party for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.
15.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

16.Notices. Landlord and Tenant confirm that, notwithstanding anything in the Lease to the contrary, notices delivered to each party pursuant to the Lease should be sent to:
If to Landlord: BRE-BMR Grove LLC
4570 Executive Drive, Suite 400
San Diego, CA 92121
Attn: Legal Department
Email: legalreview@biomedrealty.com
If to Tenant: Selecta Biosciences, Inc.
65 Grove Street
Watertown, MA 02472
Attn: Lloyd Johnston, C.O.O.
With a copy to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
Attn: Jeffrey L. Quillen, Esq.

17.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
18.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
19.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
20.Authority. Each party warrants and represents to the other party that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
21.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature. Execution of this Amendment by means of DocuSign is an acceptable form of signature and shall be valid and binding, having the same legal effect as execution with original ink signatures.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BRE-BMR GROVE LLC,
a Delaware limited liability company

By:	/s/ Colleen O'Connor
Name:	Colleen O'Connor
Title:	SVP, Leasing, East Coast & UK Markets

TENANT:

SELECTA BIOSCIENCES INC.,
a Delaware corporation

By:	/s/ Lloyd Johnston
Name:	Lloyd Johnston
Title:	Chief Operating Officer

[Signature Page to First Amendment to Lease]

EXHIBIT A
EXPANSION PREMISES
[see attached]
B-3

EXHIBIT B
WORK LETTER
This Expansion TI Work Letter (this “Expansion TI Work Letter”) is made and entered into as of the 1st day of September, 2022, by and between BRE-BMR Grove LLC, a Delaware limited liability company (“Landlord”), and Selecta Biosciences, Inc., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of July 23, 2019, as amended by that certain First Amendment to Lease dated as of September 1, 2022 (the “First Amendment”) (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 65 Grove Street, Watertown, Massachusetts. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.
1.General Requirements.
1.1    Authorized Representatives.
(a)    Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Edward McDonald (edward.mcdonald@biomedrealty.com) as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Expansion TI Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Expansion TI Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.
(b)    Tenant designates Lloyd Johnston (ljohnston@selectabio.com) (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Expansion TI Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.
1.2    Schedule. The schedule for design and development of the Expansion Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Expansion Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.
1.3    Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Expansion Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas in Watertown, MA or Cambridge, MA. All Tenant contracts related to the Expansion Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Expansion Tenant Improvements to Landlord at any time.
2.Expansion Tenant Improvements. All Expansion Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Expansion TI Allowance), in a good and workmanlike manner in compliance with all Applicable Laws, and in substantial accordance with the Approved Plans (as defined below), the Lease and this Expansion TI Work Letter. To the extent that the total projected cost of the Expansion Tenant Improvements (as projected by Landlord) exceeds the Expansion TI Allowance (such excess, the “Excess Expansion TI Costs”), Tenant shall pay the costs of the Expansion Tenant Improvements as such costs become due, and Landlord shall reimburse Tenant (or pay directly to Tenant’s contractor) on a pari passu basis, in the proportion of Excess Expansion TI Costs payable by Tenant to the Expansion TI Allowance payable by Landlord. If the cost of the Expansion Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, Tenant shall promptly notify Landlord, and Landlord’s payment of the Expansion TI Allowance shall be on an adjusted pari passu basis based on the additional Excess Expansion TI Costs. All material and equipment furnished by Tenant or its contractors as the Expansion Tenant Improvements shall be new or “like new,” and the Expansion Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Expansion Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Expansion Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All Expansion Tenant Improvements shall be performed in accordance with Article 17 of the Lease; provided that, notwithstanding anything in the Lease or this Expansion TI Work Letter to the contrary, in the event of a conflict between this Expansion TI Work Letter and Article 17 of the Lease, the terms of this Expansion TI Work Letter shall govern.
2.1    [Intentionally Omitted].
2.2    Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Expansion Tenant Improvements prepared in conformity with the applicable provisions of this Expansion TI Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”
2.3    Construction Plans. Tenant shall prepare final plans and specifications for the Expansion Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, and CADD format, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”
2.4    Changes to the Expansion Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Expansion TI Work Letter.
(a)    Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Expansion Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.
(b)    Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.
2.5    Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.
2.6    Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Expansion Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Expansion Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.
3.Completion of Expansion Tenant Improvements. Tenant, at its sole cost and expense (except for the Expansion TI Allowance), shall perform and complete the Expansion Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Expansion TI Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Expansion Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence reasonably satisfactory to Landlord that (i) all Expansion Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form reasonably acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Expansion Tenant Improvements have been constructed in accordance with the Approved Plans, (iii) any and all liens related to the Expansion Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Expansion Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Expansion Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Expansion Premises (including a certificate of occupancy (or its substantial equivalent) for the Expansion Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Expansion Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Expansion Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.
4.Insurance.
4.1    Property Insurance. At all times during the period beginning with commencement of construction of the Expansion Tenant Improvements and ending with final completion of the Expansion Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed replacement cost basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Expansion Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Expansion Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.
4.2    Workers’ Compensation Insurance. At all times during the period of construction of the Expansion Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.
4.3    Waivers of Subrogation. Any insurance provided pursuant to this Article shall waive subrogation against the Landlord Parties and Tenant shall hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.
5.Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property arising from any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Expansion Tenant Improvements. Tenant agrees to Indemnify the Landlord Indemnitees from and against all Claims due to, because of or arising from any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to Indemnify Landlord from or against liability to the extent arising directly from Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Expansion Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.
6.Expansion TI Allowance.
6.1    Application of Expansion TI Allowance. Landlord shall contribute the Expansion TI Allowance towards the costs and expenses incurred in connection with the performance of the Expansion Tenant Improvements, in accordance with Section 9 of the First Amendment. If the entire Expansion TI Allowance is not applied toward or reserved for the costs of the Expansion Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the Expansion TI Allowance. Tenant may apply the Expansion TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.
6.2    Approval of Budget for the Expansion Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Expansion TI Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the Expansion TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Expansion Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Expansion Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Expansion Tenant Improvements that exceed the amount of the Expansion TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Expansion Tenant Improvements that is proposed by Tenant.
6.3    Fund Requests. Upon submission by Tenant to Landlord as of or prior to the Expansion TI Deadline of (a) a statement (a “Fund Request”) setting forth the total amount of the Expansion TI Allowance requested, (b) a summary of the Expansion Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Expansion TI Allowance then being requested, and (d) except with respect to the final Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Expansion Tenant

Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to Tenant (for reimbursement for payments made by Tenant to the applicable contractors, subcontractors and material suppliers either prior to Landlord’s approval of the Approved TI Budget or as a result of Tenant’s decision to pay for the Expansion Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Lease and this Expansion TI Work Letter), the amount of Expansion Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess Expansion TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Expansion Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be submitted as of or prior to the Expansion TI Deadline and shall be subject to the payment limits set forth in Section 6.2 above and Section 9 of the First Amendment. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request after the Expansion TI Deadline or more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant after the Expansion TI Deadline or more often than every thirty (30) days shall be void and of no force or effect.
6.4    Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the Expansion Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Expansion Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Expansion Tenant Improvements and solely for the previous month, and (e) the date of Substantial Completion of the Expansion Tenant Improvements.
7.Miscellaneous.
7.1    Incorporation of Lease Provisions. Sections 40.6 through 40.19 of the Lease are incorporated into this Expansion TI Work Letter by reference, and shall apply to this Expansion TI Work Letter in the same way that they apply to the Lease.
7.2    General. Except as otherwise set forth in the Lease or this Expansion TI Work Letter, this Expansion TI Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.
7.3    Notices. Notwithstanding anything to the contrary set forth in the Lease, for the purposes of delivering notices, requests and responses related to the Expansion Tenant Improvements under this Expansion TI Work Letter, delivery by electronic mail to Landlord’s Authorized Representative and Tenant’s Authorized Representative shall be deemed sufficient.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Expansion TI Work Letter as a sealed Massachusetts instrument to be effective on the date first above written.

LANDLORD:

BRE-BMR GROVE LLC,
a Delaware limited liability company

By:
Name:
Title:

TENANT:

SELECTA BIOSCIENCES INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C
ACKNOWLEDGEMENT OF EXPANSION PREMISES
TERM COMMENCEMENT DATE AND LEASE EXPIRATION DATE
This acknowledgement of EXPANSION PREMISES TERM commencement date AND LEASE EXPIRATION DATE is entered into as of _____________, 2022, with reference to that certain First Amendment to Lease (the “First Amendment”) dated as of ____________, 202__, by SELECTA BIOSCIENCES, INC., a Delaware corporation (“Tenant”), in favor of BRE-BMR GROVE LLC, a Delaware limited liability company (“Landlord”), which amends that certain Lease dated as of July 23, 2019 by and between Landlord and Tenant (as amended and modified, the “Lease”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.
Tenant hereby confirms the following:
1.Tenant accepted possession of the Expansion Premises for construction of improvements or the installation of personal or other property on [_______], 20[__]. Tenant first occupied the Expansion Premises for the Permitted Use on [_______], 20[__].
2.The Expansion Premises are in good order, condition and repair.
3.[Intentionally Omitted].
4.All conditions of the First Amendment to be performed by Landlord as a condition to the full effectiveness of the First Amendment have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Expansion Premises, except [_____].
5.In accordance with the provisions of Section 3 of the First Amendment, the Expansion Premises Term Commencement Date is [_______], 20[__], and, unless the Lease is terminated prior to the Expansion Term Expiration Date pursuant to its terms, the Expansion Term Expiration Date is May 24, 2028.
6.The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Expansion Premises , except [_______].
7.Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.
8.The obligation to pay Rent with respect to the Expansion Premises is presently in effect and all Rent obligations with respect to the Expansion Premises on the part of Tenant under the Lease commence to accrue on [_____________] (the “Expansion Premises Rent Commencement Date”), with Base Rent payable on the dates and amounts set forth in the chart below. Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent during the Expansion Premises Term. The first such adjustment shall become effective commencing on the Expansion Rent Adjustment Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect with respect to the Expansion Premises. The Expansion Rent Adjustment Date is _______ [insert first anniversary of Expansion Premises Rent Commencement Date]].
C-1

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent*
__/__/__ [insert Expansion Premises Rent Commencement Date] – Expansion Rent Adjustment Date [or insert Expansion Rent Adjustment Date if occurred]	7,216	$98.00 annually	$58,930.67	$707,168.00
___/___/2023 - ___/___/2024	7,216	$100.94 annually	$60,698.59	$728,383.04
___/___/2024 - ___/___/2025	7,216	$103.97 annually	$62,520.63	$750,247.52
___/___/2025 - ___/___/2026	7,216	$107.09 annually	$64,396.79	$772,761.44
___/___/2026 - ___/___/2027	7,216	$110.30 annually	$66,327.07	$795924.80
___/___/2027 - ___/___/2028 (Lease Expiration Date)	7,216	$113.61 annually	$68,317.48	$819,809.76
9.The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Expansion Premises or any portion thereof.

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C-2

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Expansion Premises Term Commencement Date as of the date first written above.

TENANT:

SELECTA BIOSCIENCES INC.,
a Delaware corporation

By:
Name:
Title:
C-3